UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Centennial Bank Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1331 Seventeenth Street, Suite 300
Denver, Colorado  80202

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2007

The 2007 Annual Meeting of Stockholders of Centennial Bank Holdings, Inc. (the “Company”) will be held on Tuesday, May 8, 2007, at 11:00 a.m., Mountain Daylight Time, at the Company’s principal executive offices, 1331 Seventeenth Street, Denver, Colorado, for the following purposes:

1.           To elect 9 members of the Board of Directors who shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2.           To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for determining which stockholders have the right to receive notice of and to vote at the annual meeting or any postponements or adjournments thereof.

You are cordially invited to attend the 2007 Annual Meeting of Stockholders.

By Order of the Board of Directors
/s/ ZSOLT K. BESSKÓ
Zsolt K. Besskó, Secretary
Denver, Colorado March 28, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING. Your vote is important and we appreciate your cooperation in returning promptly your executed proxy card. Your proxy is revocable and will not affect your right to vote in person at the annual meeting.

ii

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Centennial Bank Holdings, Inc., a Delaware corporation (the “Company,” “we” or “our”), to be used at our 2007 Annual Meeting of Stockholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting is scheduled to be held as follows:

Date:	Tuesday, May 8, 2007
Time:	11:00 a.m., Mountain Daylight Time
Place:	Guaranty Bank Building 1331 Seventeenth St., Lower Level Denver, Colorado 80202

This proxy statement and the accompanying form of proxy are first being sent to stockholders on or about April 2, 2007.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.                 What is being voted on at the Meeting?

The matters to be considered and voted upon at the Meeting are as follows:

A.          Election of Directors.   To elect 9 members of the Board of Directors who shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

B.          Other Business.   To consider and act upon such other business as may properly come before the Meeting or any postponements or adjournments thereof.

2.                 Who is entitled to vote? How many votes am I entitled to?

Only stockholders of record as of March 16, 2007 (the “Record Date”) may vote at the Meeting. There were 55,414,556 shares of our common stock outstanding, including 1,699,925 shares of unvested restricted stock, held by approximately 360 stockholders of record as of the Record Date.

Each holder of the Company’s common stock is entitled to one vote for each share recorded in the holder’s name on the books of the Company as of the Record Date on any matter submitted to the stockholders for a vote.

3.                 What is the vote necessary to approve each of the matters being considered at the Meeting?

The election of directors requires a plurality of the votes cast for the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

4.                 How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote FOR each of the director nominees.

5.                 How many shares must be represented at the Meeting to constitute a “quorum”?

A majority of the outstanding shares must be present at the Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. Broker non-votes (such as proxies from banks or brokers indicating that they have not received voting instructions as to a matter which they do not have discretionary power to vote) will also be counted as being present for purposes of determining a quorum.

6.                 What do I have to do to vote?

Holders of record—If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors’ nominees for election as directors, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Meeting. You may change or revoke your vote at any time before it is counted at the Meeting by:

•       notifying our Secretary in writing that you wish to revoke your proxy at the following address:

Centennial Bank Holdings, Inc.
Attention:  Zsolt K. Besskó, Secretary
1331 Seventeenth Street, Suite 300
Denver, Colorado  80202

•       attending the Meeting and voting in person; or

•       submitting a later dated proxy card.

Attending the Meeting by itself will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

Street name holders—If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

7.                 How will voting on any other business be conducted?

We do not know of any other business to be considered at the Meeting. For holders of record, if any other business is presented at the Meeting, any of the persons named on the proxy card as your designated proxies may vote on that matter in his discretion. If you hold your shares in “street name,” please see the materials provided by your bank or brokerage firm for an explanation of how your shares will be voted on any other business. Any such matter must be authorized by a majority of the votes cast at the Meeting by the stockholders entitled to vote thereon (or any higher vote required by the Delaware General Corporation Law) in order to be approved.

8.                 Who pays the cost of soliciting proxies on behalf of the Company?

The Company will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the Meeting. In addition to the solicitation of proxies by mail, some of the directors, officers and employees of the Company or its subsidiaries may solicit proxies telephonically, electronically or by other means of communication. Such directors, officers and employees will receive no additional compensation for their services. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

9.                 Can I attend the Meeting?

Any stockholder entitled to vote at the Meeting may attend the Meeting and vote in person. If you hold shares in “street name” and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of common stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Meeting.

10.          How do I get more information about the Company?

With this Proxy Statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which includes our financial statements. If you did not receive our Annual Report, we will send it to you without charge. The Annual Report includes a list of exhibits filed with the Securities and Exchange Commission (the “SEC”), but does not include the exhibits. If you wish to receive copies of the exhibits, please write to:

Centennial Bank Holdings, Inc.
Attention:  Investor Relations
1331 Seventeenth Street, Suite 300
Denver, Colorado  80202

You may also send your request by e-mail to investor.relations@cbhi.com.

We also maintain a website at http://www.cbhi.com where you may view, print and download our public filings. In addition, the SEC maintains a website at http://www.sec.gov that contains our public filings.

To reduce costs, we may send only one copy of the Annual Report and Proxy Statement to stockholders who share the same last name and address, unless we receive contrary instructions from you. We will continue to mail a proxy card to each record stockholder. If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, we will provide them promptly upon request. If your household is receiving multiple copies of the Annual Report and Proxy Statement, you may request to receive only one copy. If you hold your Company stock directly, you may contact us by writing to our mailing address or e-mail address listed above, or by calling Investor Relations at 303-296-9600. If you hold your Company stock through a bank or broker, you should request additional copies of the Annual Report and Proxy Statement, or you may request householding, by notifying them.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

The following table sets forth information as of March 16, 2007 regarding the beneficial owners of more than five percent of the outstanding shares of the Company’s common stock (the only class of equity outstanding), based on the public filings that beneficial owners of more than five percent of the outstanding shares of the Company’s common stock are required to make with the SEC. To the Company’s knowledge, there are no beneficial owners of more than five percent of the outstanding shares of the Company’s common stock as of March 16, 2007 other than those set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(1)
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	7,380,737	(2)	13.3%
Capital Research and Management Company and SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, CA 90071	3,896,310	(3)	7.0%

(1)          Based on 55,414,556 shares of Common Stock of the Company issued and outstanding as of March 16, 2007, including 1,699,925 shares of unvested restricted stock.

(2)          The shares reported above are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are advised by Franklin Mutual Advisers, LLC (“FMA”). Such investment management contracts grant to FMA all investment and voting power over the securities owned by such investment management clients. FMA disclaims any pecuniary interest or beneficial ownership in any of the shares reported above. Mutual Shares Fund, a series of Franklin Mutual Series Fund Inc., has an interest in 3,845,467 shares, or 6.9% of the outstanding shares, of the Company’s common stock.

(3)          Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 3,896,310 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company disclaims any beneficial ownership in any of the shares reported above. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 3,896,310 shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the beneficial ownership of the Company’s common stock as of March 16, 2007 by: (1) each of the Company’s current directors and nominees for election; (2) the chief executive officer (the “CEO”), the chief financial officer (the “CFO”) and the three most highly compensated executive officers of the Company during 2006 other than the CEO and CFO (together as a group, “Named Executive Officers”); and (3) all current directors, nominees and executive officers of the Company as a group, based on the Company’s records and data supplied by each of the current directors, nominees and executive officers.

Name or Number of Persons in Group	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Directors and Nominees Who Are Not Named Executive Officers
Edward B. Cordes Current Director and Director Nominee	28,828	(3)	*
William R. Farr Current Director and Director Nominee	139,828	(4)	*
Stephen D. Joyce Current Director and Director Nominee	118,446	(5)	*
Stephen B. Shraiberg Current Director and Director Nominee	77,828	(6)	*
Kathleen Smythe Current Director and Director Nominee	1,550	(7)	*
Matthew P. Wagner Current Director and Director Nominee	11,328	(8)	*
Albert C. Yates Current Director and Director Nominee	13,828	(9)	*
Named Executive Officers
John M. Eggemeyer Former Chief Executive Officer and Current Chairman of the Board, Director and Director Nominee	1,982,576	(10)	3.6%
Daniel M. Quinn President and Chief Executive Officer, Current Director and Director Nominee	411,852	(11)	*
David C. Boyles Former President and Chief Operating Officer	21,300		*
Paul W. Taylor Executive Vice President and Chief Financial Officer	77,500	(12)	*
John W. Perkins Former President and Chief Executive Officer of Guaranty Bank and Trust Company	0		0%
Zsolt K. Besskó Executive Vice President, General Counsel and Secretary	52,800	(13)	*
Suzanne R. Brennan Executive Vice President, Operations	95,000	(14)	*
All Directors, Nominees and Executive Officers as a group (14 persons)	2,768,664		5.5%

                 * Represents less than 1.0% of the outstanding shares of the Company’s common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. See footnotes (1) and (2) below.

       (1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days.

       (2) Based on 55,414,556 shares of Common Stock of the Company issued and outstanding as of March 16, 2007, including 1,699,925 shares of unvested restricted stock.

       (3) Includes 1,976 shares of time-based restricted stock.

       (4) Includes 85,000 shares held by Farr Stagecoach Investors, LLLP and 1,976 shares of time-based restricted stock. Mr. Farr and his wife are the general partners of Farr Stagecoach Investors, LLLP and share voting and dispositive power over the securities held by Farr Stagecoach Investors, LLLP.

       (5) Includes 1,976 shares of time-based restricted stock. 103,155 shares are pledged as collateral for a loan. The table does not include 1,057 shares deemed to be owned by Mr. Joyce through the Company’s deferred compensation plan, over which Mr. Joyce does not have any voting or investment power.

       (6) Includes 1,976 shares of time-based restricted stock and 4,000 shares held by Mr. Shraiberg’s wife.

       (7) Represents shares of time-based restricted stock.

       (8) Includes 1,976 shares of time-based restricted stock.

       (9) Includes 1,976 shares of time-based restricted stock.

(10) Includes 1,976 shares of time-based restricted stock, 352,500 shares held by the Eggemeyer Family Trust, 1,373,100 shares held by Castle Creek Capital Partners III, LLC and 200,000 shares of performance-based restricted stock. Mr. Eggemeyer is the trustee of the Eggemeyer Family Trust and has sole voting and dispositive power over the securities held by the Eggemeyer Family Trust. Castle Creek Capital III, LLC is the sole general partner of Castle Creek Capital Partners III, LP (“Fund III”). Accordingly, securities owned by Fund III may be regarded as being beneficially owned by Castle Creek Capital III, LLC. Eggemeyer Capital LLC (“ECap”) is a controlling person of Castle Creek Capital III, LLC. Accordingly, securities owned or deemed to be owned by Castle Creek Capital III, LLC may be regarded as being beneficially owned by ECap. John M. Eggemeyer, III is the sole Managing Member of ECap. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Capital Partners III, LP, except to the extent of his pecuniary interest therein.

(11) Includes 300,000 shares of performance-based restricted stock.

(12) Includes 75,000 shares of performance-based restricted stock and 2,500 shares jointly held by Mr. Taylor and his wife. Mr. Taylor has shared voting and dispositive power with respect to the 2,500 shares that are held in joint tenancy with his wife. The table does not include 59,970 shares deemed to be owned by Mr. Taylor through the Company’s deferred compensation plan, over which Mr. Taylor does not have any voting or investment power.

(13) Includes 50,000 shares of performance-based restricted stock and 1,000 shares jointly held by Mr. Besskó and his wife. Mr. Besskó has shared voting and dispositive power with respect to the 1,000 shares that are held in joint tenancy with his wife. The table does not include 4,345 shares deemed to be owned by Mr. Besskó through the Company’s deferred compensation plan, over which Mr. Besskó does not have any voting or investment power.

(14) Includes 25,000 shares of performance-based restricted stock, 33,333 shares of time-based restricted stock, 26,667 shares jointly held by Ms. Brennan and her husband and 10,000 shares held solely by her husband. Ms. Brennan has shared voting and dispositive power with respect to 21,667 shares that are held in joint tenancy with her husband. The table does not include 5,076 shares deemed to be owned by Ms. Brennan through the Company’s deferred compensation plan, over which Ms. Brennan does not have any voting or investment power. 10,000 shares are encumbered in a margin account held with a broker.

PROPOSAL: ELECTION OF DIRECTORS

Size of Board.   The Bylaws of the Company provide that the authorized number of directors shall be fixed from time to time by resolution of a majority of the Board of Directors. The number of directors is currently fixed at 9. The Board is currently composed of 9 directors.

2006 Resignations and Appointments.   During 2006, three directors resigned and one director was appointed. G. Hank Brown resigned from the Board effective September 1, 2006, Richard McClintock resigned from the Board effective June 13, 2006, and David C. Boyles resigned from the Board effective September 30, 2006. Kathleen Smythe was appointed to the Board effective October 1, 2006, upon the recommendation of the Board’s Compensation, Nominating and Governance Committee (the “CNG Committee”). Ms. Smythe was proposed and recommended to the CNG Committee by the Company’s Chairman of the Board, John M. Eggemeyer.

Nominees.   The persons named in the following table have been recommended by the Compensation, Nominating and Governance Committee of the Board and approved by the Board of Directors as nominees for election to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each of these persons currently serves as a director of the Company.

With respect to such election, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to effect the election of all 9 of the Board’s nominees, or as many thereof as possible if any persons are nominated other than by the Board of Directors. In the event that any of the Board’s nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors.

Name	Principal Occupation; Background	Age	Year First Elected or Appointed Director
Edward B. Cordes

Mr. Cordes is an owner and President of Cordes & Company, a consulting firm specializing in insolvencies and economic valuations. Mr. Cordes is also the owner and President of Cordes & Company Financial Services, Inc., which acquires troubled assets. He has been appointed the duty of Receiver or Trustee in over 100 court actions. During his 30 years as a certified public accountant, Mr. Cordes has served in senior management positions with Ernst & Young and Cooperative Service Company. He holds a B.B.A. degree from Colorado State University and an M.A. Accountancy degree from the University of Nebraska. Mr. Cordes is a member of the Association of Insolvency Accountants, National Association of Forensic Economics and National Association of Certified Valuation Analysts. He is also active in the Denver community by continued support of both Denver Rustlers and Sense of Security organizations. He is past National Chairman of the National Association of Certified Valuation Analysts and currently holds the office of president for the Colorado State Chapter.

		55	2004
John M. Eggemeyer, III

Mr. Eggemeyer is Chairman of the Board of the Company. From 2004 to May 2006, Mr. Eggemeyer also served as Chief Executive Officer of the Company. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer. Mr. Eggemeyer is a director and Chairman of First Community Bancorp, and Chairman and Chief Executive Officer of White River Capital Inc., and its wholly owned subsidiary, Union Acceptance Corporation. Mr. Eggemeyer also serves as a trustee of Northwestern University and the Bishop’s School in La Jolla, CA.

		61	2004

William R. Farr

Mr. Farr founded Centennial Bank of the West and its predecessors beginning with Centennial Bank of the West’s creation in 1992. Prior to the founding of Centennial Bank of the West, Mr. Farr served as president, director or officer of numerous Northern Colorado banks. Mr. Farr was formerly active in the cattle industry serving as chairman of the U.S. Meat Export Federation, on the Executive Committee of the National Cattlemen’s Association and as president of the Colorado Cattle Feeders Association. He serves on multiple committees, community organizations, boards of companies and foundations primarily located in Northern Colorado.

		68	2004
Stephen D. Joyce	For the past 30 years, Mr. Joyce has been the owner and President of Supermarket Liquors, Inc., located in Fort Collins, Colorado, where he is active in the community. From 1987 to September 2005, Mr. Joyce served as a director of First MainStreet Financial, Ltd., most recently as Chairman of the Board.	58	2005
Daniel M. Quinn

Mr. Quinn is President and Chief Executive Officer of the Company. Mr. Quinn was appointed Chief Executive Officer in May 2006 and President in January 2007. Prior to becoming the Company’s CEO, Mr. Quinn was President of Quinn Financial, LLC, a financial services company, since July 2003. Previously, Mr. Quinn spent 24 years with U.S. Bancorp. From 1999 to 2003, he was Vice Chairman of Commercial Banking for U.S. Bank. Previous positions at U.S. Bank include President of U.S. Bank in Colorado (formerly Colorado National Bank). Mr. Quinn graduated from the University of Minnesota in 1978 with a degree in Finance. He then attended the University of Minnesota Graduate School of Business in 1978 and 1979. Since moving to Colorado from Minnesota in 1990, Mr. Quinn has been active in the Denver community, currently serving on the board for the Denver Metro Boy Scouts and the Challenge Foundation.

		50	2005

Stephen B. Shraiberg	Since 1973, Mr. Shraiberg has been President and the major shareholder of Urban Property Management, Inc., a real estate management and development company. He is also the major shareholder of Esprit Homes, Ltd., a major Colorado homebuilder since 1989. From 1995 through July 2006, Mr. Shraiberg served as a director of Guaranty Bank and Trust Company, a subsidiary of the Company. Mr. Shraiberg is also secretary of Urban Equities Corp., a Colorado broker-dealer. Mr. Shraiberg serves on the board of the Dystonia Medical Research Foundation.	60	2005
Kathleen Smythe

Since 2000, Ms. Smythe has been the managing member of Bosque & Smith Investments LLC, a family-owned real estate and development business. Ms. Smythe has an extensive background in investment banking and mergers and acquisitions, including serving as Managing Director and Co-head of West Coast Investment Banking for Keefe Bruyette & Woods, Inc. (2002-2004) and Managing Director, Head of Commercial Banking Practice for Putnam Lovell Securities (2000-2002). From 1986-2000, Ms. Smythe was with Banc of America Securities (formerly Montgomery Securities) where she was a Partner and Senior Managing Director in charge of the West Coast Banking Practice. Ms. Smythe received her B.A. from the University of California, Los Angeles, an M.A. from New York University and an M.I.M. in International Management from the American Graduate School of International Management. Ms. Smythe earned masters and doctorate degrees in Romance Languages from Harvard University.

		53	2006
Matthew P. Wagner

Mr. Wagner has been Chief Executive Officer and a director of First Community Bancorp since 2000. Prior to joining First Community Bancorp in 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from 1996 until 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996 and as a senior vice president from 1985 to 1990. Mr. Wagner holds a B.S. degree from the University of Nebraska and an M.B.A. from the University of Colorado.

		50	2004

Albert C. Yates

Dr. Yates retired in June 2003 after 13 years as President of Colorado State University. He was also Chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Bank of Kansas City-Denver Branch and the board of directors of First Interstate Bank. He currently serves as a director of StarTek, Inc. and Level 3 Communications. Dr. Yates also served as a director and Chairman of the Board of Centennial Bank of the West, a subsidiary of the Company, from 2002 through 2004. Dr. Yates graduated magna cum laude from Memphis State University in 1965, with degrees in chemistry and mathematics. He earned his doctorate in theoretical chemical physics from Indiana University at Bloomington in 1968.

	65	2005

The Board of Directors’ Recommendation.   The Board of Directors recommends that stockholders vote FOR all of the nominees listed above. Each stockholder is entitled to one vote for each share held. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR each nominee listed above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Company is committed to maintaining good corporate governance practices. The Board regularly reviews its governance procedures to ensure compliance with changing laws, rules and regulations that govern the Company’s business. The Company’s website at http://www.cbhi.com includes important information regarding Company policies and Board committee charters, including the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics, as well as all of the Company’s SEC filings and press releases.

During 2006, the Board of Directors of the Company met eight times. The independent directors also met at least twice in executive session during 2006. Albert C. Yates presided at meetings of the independent directors as the lead director during 2006. No director attended less than 75% of the Company’s Board meetings or meetings of any committee on which he served during 2006, other than David C. Boyles, who attended four of six Board meetings while he served as a director. The Board’s policy regarding director attendance at the Annual Meeting of Stockholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2006, four of eleven directors attended the 2006 Annual Meeting of Stockholders.

The current members of the Board of Directors’ committees are as follows:

Director	Audit Committee	Compensation, Nominating and Governance Committee	Corporate Risk Committee	Executive Committee
Edward B. Cordes	☒
John M. Eggemeyer			C	C
William R. Farr			☒
Stephen D. Joyce		☒
Daniel M. Quinn			☒	☒
Stephen B. Shraiberg	☒
Kathleen Smythe		☒
Matthew P. Wagner	C		☒	☒
Albert C. Yates		C

☒ = Member   C = Chair

Independence

A majority of the Board is composed of independent directors. At least annually, the Board, with the assistance of the CNG Committee, evaluates the independence of the directors based on the independence requirements of The NASDAQ Stock Market LLC (“NASDAQ”) listing standards and applicable SEC rules and regulations.

In February 2007, the Board affirmatively determined, upon the recommendation of the CNG Committee, that each of the following directors and nominees meets the independence requirements of the NASDAQ listing standards and applicable SEC rules and regulations, including the independence requirements for committee membership: Messrs. Joyce, Shraiberg, Wagner and Yates and Ms. Smythe. Previously, the Board had affirmatively determined that Messrs. McClintock and Brown met the independence requirements of the NASDAQ listing standards and applicable SEC rules and regulations, including the independence requirements for committee membership, during their service as directors (Mr. McClintock resigned as of June 13, 2006 and Mr. Brown resigned as of September 1, 2006).

In making such determinations, the Board evaluated banking, commercial, service, familial and other relationships between each director or immediate family member and their related interests and the Company, if any, including those relationships described below under “Certain Relationships and Transactions with Related Persons” on page 34 of this Proxy Statement. The Board considered the following specific relationships:

•       Messrs. Brown, Joyce, McClintock, Shraiberg and Yates and certain members of their immediate families and certain of their related interests are customers of and conduct banking transactions, including loans, with the Company’s subsidiary banks in the ordinary course of business on customary terms.

•       One of the Company’s bank subsidiaries is party to a lease agreement with American Eagle Investments, LLC pursuant to which it leases from American Eagle a building housing one of its branches. Mr. Brown, during his service as a director, was a member of and held a 14.286% interest in American Eagle.

•       Mr. McClintock, during his service as a director of the Company, held ownership interests in and served as an executive of, Frederick Ross Company, which had received from time to time real estate sales commissions, real estate management fees and lease consulting fees from the Company. In addition, during his service as a director of the Company, Mr. McClintock was a limited partner of Westfield Office Partners IV, LLLP, which owns a building in which the Company leases four of 13 floors. During his service as a director of the Company, Mr. McClintock did not have investment or managerial authority with respect to Westfield Office Partners IV and his ownership interest in the partnership was less than 10%.

•       The Company’s Chairman, Mr. Eggemeyer, serves as Chairman of First Community Bancorp, of which Mr. Wagner is the CEO.

The Board determined that none of these relationships was material or would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon a formal interpretation from NASDAQ in 2005, Mr. Cordes does not satisfy the independence requirements under Rule 4200(a)(15) of the listing standards because of his company’s prior role as a court-appointed receiver of various assets of a debtor party. Guaranty Bank and Trust Company held a deed of trust and security interests in certain of the receivership properties and advanced funds to Mr. Cordes’ company for the purpose of preserving and maintaining the debtor’s business, property and insurance. The Company relied on Rule 4350(a)(5) of the NASDAQ listing standards to permit Mr. Cordes to serve on the Audit Committee through August 10, 2006. On August 4, 2006, the Board, under exceptional and limited circumstances, determined pursuant to 4350(d)(2)(B) of the NASDAQ listing standards that continued membership on the Audit Committee by Mr. Cordes is required by the best interests of the company and its shareholders. The Board based this determination on four primary bases. First, the above-mentioned relationship occurred prior to the Company’s acquisition of Guaranty Bank and prior to Mr. Cordes becoming a member of the Company’s Board in 2004. Second, the Company has not advanced or paid any funds in 2006 to Mr. Cordes’ company in connection with the above-mentioned relationship or any other relationship with Mr. Cordes, nor does it expect to in the future. Third, except for the above-mentioned relationship, Mr. Cordes would otherwise meet the independence requirements of the NASDAQ listing standards. Fourth, Mr. Cordes’ experience, judgment and overall contributions to the Audit Committee have been, and expect to continue to be, of great value to the Board and the Company. Mr. Cordes does, however, currently meet the audit committee independence criteria under Section 10A(m)(3) of the Securities Exchange Act of 1934.

Audit Committee

During 2006, the Audit Committee met eleven times. The Board has determined that each member of the Audit Committee is financially literate and that at least one audit committee financial expert, Mr. Cordes, serves on the Audit Committee. As discussed above, although Mr. Cordes is not considered independent under Rule 4200(a)(15) of the NASDAQ listing standards (the definition used to determine whether a majority of the Board is independent), he does meet the audit committee independence criteria set forth under Section 10A(m)(3) of the Securities Exchange Act of 1934. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee” included in this Proxy Statement, as well as in the Audit Committee charter. The charter of the Audit Committee was last amended as of October 24, 2006, a copy of which may be obtained on the Company’s website at http://www.cbhi.com under the section entitled “Corporate Governance”.

Compensation, Nominating and Governance (“CNG”) Committee

During 2006, the CNG Committee met eight times. The CNG Committee reviews and makes recommendations to the Board of Directors on matters concerning nominees for positions on the Board of Directors; reviews and makes recommendations to the Board regarding the compensation of the directors and director independence; reviews and approves the compensation of the Company’s chief executive officer and other executive officers; and reviews and approves the Company’s incentive compensation plans and equity-based plans, 401(k) plan(s), deferred compensation plan(s) and other employee benefit plans. The CNG Committee also assists the Board of Directors in promoting the best interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices, including the review and approval or ratification of related-party transactions of the Company. The CNG Committee operates under a charter that was amended as of October 24, 2006, a copy of which may be obtained on the Company’s website at http://www.cbhi.com under the section entitled “Corporate Governance”.

In identifying and recommending nominees for positions on the Board of Directors, the CNG Committee places primary emphasis on the criteria set forth under “Selection of Directors” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds, experience and other demographics; and (6) other factors, such as judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The CNG Committee does not set specific, minimum qualifications that nominees must meet in order for the CNG Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors and its committees. The CNG Committee may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The CNG Committee will consider nominees for director nominated by the Company’s stockholders in accordance with the Company’s Bylaws. The CNG Committee will consider candidates recommended by stockholders against the same criteria as nominees not proposed by stockholders. Stockholders who wish to submit nominees for director for consideration by the CNG Committee for election at our 2008 Annual Meeting should follow the process detailed under “Stockholder Proposals and Director Nominations—2008 Annual Meeting” in the Section entitled “Other Business” on page 34 of this Proxy Statement.

For further information on the Company’s processes and procedures for the consideration and determination of executive compensation, please see the Section entitled “Compensation Discussion and Analysis” on page 17 of this Proxy Statement. For further information on the Company’s processes and procedures for the consideration and determination of director compensation, please see the Section entitled “Director Compensation” on page 29 of this Proxy Statement.

Corporate Risk Committee

The Corporate Risk Committee monitors the risks that arise in the general conduct of our business. The Corporate Risk Committee’s duties and responsibilities include reviewing the asset/liability and investment strategies of the Company and its subsidiaries, overseeing the Company’s credit risk exposure, reviewing and approving the adequacy of the Company’s loan loss reserves, reviewing legal and regulatory trends, reviewing the adequacy of the Company’s insurance coverage and overseeing the various operations risk of the Company such as the Company’s business continuity and disaster recovery program.

Executive Committee

The Executive Committee supports the Board of Directors in the performance of its duties and responsibilities with respect to strategic and management matters and acts on behalf of the Board, between meetings of the Board of Directors, to the full extent permitted by law.

Compensation Committee Interlocks and Insider Participation

During 2006, G. Hank Brown, Stephen D. Joyce, Richard G. McClintock, Kathleen Smythe and Albert C. Yates served on the CNG Committee. None of these directors was formerly an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves on the board of directors of any other company that has one or more executive officers serving as a member of the CNG Committee, no executive officer of the Company serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors, and no such interlocking relationships existed during 2006. During 2006, Mr. Brown held an interest in American Eagle Investments, LLC, which leases a building to one of the branches of Centennial Bank of the West, a subsidiary of the Company. For further information on this relationship, please see the Section entitled “Certain Relationships and Related Transactions” on page 32 of this Proxy Statement.

Family Relationships

There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE OFFICERS

The following table sets forth, as to each of the persons who currently serve as executive officers of the Company, such person’s age, current position and the period during which such person has served in such position. Following the table is a description of each executive officer’s principal occupation during the past five years.

Name	Age	Position	Year of Commencing the Position
Daniel M. Quinn	50	President and Chief Executive Officer of the Company	2006
Paul W. Taylor	46	Executive Vice President and Chief Financial Officer of the Company	2004
Suzanne R. Brennan	56	Executive Vice President, Operations of the Company	2005
Sherri L. Heronema	45	Executive Vice President, Administration and Human Resources of the Company	2006
Zsolt K. Besskó	37	Executive Vice President, General Counsel and Secretary of the Company	2005
James K. Simons	50	Executive Vice President and Chief Credit Officer of the Company	2007

Daniel M. Quinn.   Mr. Quinn is President and Chief Executive Officer and a director of the Company. Mr. Quinn joined the Company as a member of the Board of Directors in July 2005 and was appointed Chief Executive Officer in May 2006 and President in January 2007. Prior to becoming the Company’s CEO, Mr. Quinn was President of Quinn Financial, LLC, a financial services company, since July 2003. Previously, Mr. Quinn spent 24 years with U.S. Bancorp. From 1999 to 2003, he was Vice Chairman of Commercial Banking for U.S. Bank. Previous positions at U.S. Bank include President of U.S. Bank in Colorado (formerly Colorado National Bank). Mr. Quinn graduated from the University of Minnesota in 1978 with a degree in Finance. He then attended the University of Minnesota Graduate

School of Business in 1978 and 1979. Since moving to Colorado from Minnesota in 1990, Mr. Quinn has been active in the Denver community, currently serving on the board for the Denver Metro Boy Scouts and the Challenge Foundation.

Paul W. Taylor.   Mr. Taylor is Executive Vice President and Chief Financial Officer of the Company and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. He is also a director of Centennial Bank of the West and Guaranty Bank and Trust Company. From April 2000 to July 2004, he served as Chief Financial Officer of the Company’s predecessor. During his 22-year banking and investment banking career, he worked for Alex Sheshunoff Investment Banking as a Director of Mergers and Acquisitions. He was also an investment banker with Century Capital Group, where he advised small businesses on M&A and financing. Mr. Taylor worked for KeyCorp for 12 years in both New York and the Rocky Mountain Region in numerous management positions and left the company as Executive Vice President and Chief Financial Officer of the Rocky Mountain Region.

Suzanne R. Brennan.   Ms. Brennan is Executive Vice President, Operations of the Company and holds the same position at Centennial Bank of the West and Guaranty Bank and Trust Company. Ms. Brennan also serves as a director of each of Centennial Bank of the West and Guaranty Bank and Trust Company. From April 2002 to May 2005, she was Executive Vice President, Manager of Operations and Systems of First Community Bancorp. During such tenure, she also served as a director of Pacific Western National Bank and First National Bank, First Community Bancorp’s banking subsidiaries. From January 2000 to March 2002, Ms. Brennan was President of Summit Consulting Group, which specialized in due diligence, operations efficiency and system conversions for financial institutions. Ms. Brennan was Executive Vice President and Manager of Operations and Systems of Western Bancorp from July 1997 to November 1999.

Sherri L. Heronema.   Ms. Heronema is the Executive Vice President, Human Resources and Administration of the Company and holds the same position at Centennial Bank of the West and Guaranty Bank and Trust Company. Ms. Heronema also serves as a director of each of Centennial Bank of the West and Guaranty Bank and Trust Company. Prior to joining the Company in July 2006, Ms. Heronema worked for U.S. Bank for over 26 years where she held numerous management positions in commercial banking operations, sales management and administration. Most recently, Ms. Heronema was SVP and Division Manager of U.S. Bank’s Mountain West Division of Community Banking. Ms. Heronema graduated summa cum laude from Regis University in Denver with a B.S. in Business Administration (financial emphasis) and is a graduate of the Mortgage Banker Association’s School of Mortgage Banking. Ms. Heronema volunteers through multiple community organizations and is a board member of Alternatives Pregnancy Center and Arvada Midget Football Association.

Zsolt K. Besskó.   Mr. Besskó is Executive Vice President, General Counsel and Secretary for the Company and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. Mr. Besskó also serves as a director of each of Centennial Bank of the West and Guaranty Bank and Trust Company. Prior to joining the Company in 2005, Mr. Besskó was a shareholder of the law firm Buchanan Ingersoll & Rooney PC (formerly Buchanan Ingersoll PC) in Pittsburgh, PA, with whom he was associated since 2000. From 1996 to 2000, Mr. Besskó was an associate of the law firm Sullivan & Cromwell LLP in New York City.

James K. Simons.   Mr. Simons is Executive Vice President and Chief Credit Officer of the Company. Prior to joining the Company in March 2007, Mr. Simons spent 12 years with U.S. Bancorp in Minnesota, most recently as SVP, Senior Credit Officer, which duties included being the approval point for several of the bank’s commercial lines of business and responsibility for all aspects of credit for the bank’s multi-billion dollar commercial real estate portfolio and real estate subsidiaries. Prior to U.S. Bancorp, Mr. Simons served in various credit and lending positions at several community banks.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The CNG Committee administers the Company’s compensation system and various incentive plans, including the 2005 Stock Incentive Plan, the Executive Cash Incentive Plan and Deferred Compensation Plan. The CNG Committee reviews and approves compensation levels of members of executive management (including the CEO), evaluates the performance of the executive management team (including the CEO) and considers executive management succession and related matters. The CNG Committee reviews with the Board all material aspects of compensation for the Company’s executive officers.

Compensation Philosophy.   The primary goal of the Company’s compensation philosophy is to link a substantial portion of executive compensation (including the compensation of the CEO) to the profitability of the Company. The CNG Committee achieves this goal by tying annual bonuses and long-term incentive awards to what it believes is the most significant measure of profitability: cash earnings per share, which is diluted earnings per share adjusted to exclude certain extraordinary charges as well as the effects of noncash expense items, including amortization of intangible assets (“Cash EPS”). The target goals for annual bonuses as well as for long-term incentive awards, historically in the form of performance stock grants, are generally based on measurable increases in annual Cash EPS performance.

The second goal of the compensation philosophy is to attract and retain highly competent executives. The CNG Committee achieves this objective by setting base compensation and incentives at competitive levels and by awarding long-term incentives in the form of substantial stock-based awards. The CNG Committee reviews executive compensation levels paid by financial institutions of a similar asset size to the Company, based on available data. The CNG Committee intends to pay at the high end of the compensation scale, but only if the Company achieves financial performance at the high end of the peer group (see below).

2005 Review of Executive Compensation Program.   The CNG Committee does not regularly use an outside consultant and determined not to employ an outside consultant in 2006. In connection with the Company becoming a publicly traded company, upon recommendation of the Company’s Chairman, the CNG Committee hired ECG Advisors, LLC, an outside compensation consultant, in 2005 to conduct a competitive review of our executive compensation program. The consultant analyzed the program against the following peer group of publicly traded, comparably sized regional financial institutions:

Boston Private Financial Holdings, Inc.	Hanmi Financial Corporation
CoBiz, Inc.	Mid-State Bancshares (pending acquisition by Rabobank)
CVB Financial Corp.	Prosperity Bancshares, Inc.
Fidelity Bankshares, Inc. (acquired by National City Corporation in 2007)	Sterling Bancshares, Inc.
First Charter Corporation	Sterling Financial Corporation
First Community Bancorp	Umpqua Holdings Corporation
Frontier Financial Corporation	Westamerica Bancorporation

The consultant’s overall finding was that our executive compensation was in line with the peer group and our compensation philosophy.

Components of Compensation.   The key components of our executive compensation program consist of a base salary, annual cash bonus opportunity under our Executive Cash Incentive Plan and periodic grants of long-term incentive awards under our 2005 Stock Incentive Plan. Our executives can defer base salary through our tax-qualified 401(k) plan and can defer base salary and bonus payments and invest in our common stock through our Deferred Compensation Plan (which is not tax-qualified). In addition, we provide change-in-control severance protection to our executive officers through our Change in Control Severance Plan. We also provide certain perquisites to our executive officers, such as a car allowance and parking. The CNG Committee periodically reviews all components of compensation payable to the CEO and the other executive officers, in terms of current compensation, long-term and incentive compensation and payouts upon or following a change in control of the Company, to ensure that the compensation program is meeting the goals of the Company’s compensation philosophy.

Base Salary—The CNG Committee reviews the base salary of the executive officers, including the CEO. Based on recommendations from the CEO, the CNG Committee evaluates and determines compensation levels for the Company’s other executives. The CNG Committee does not tie its base salary decisions to any particular formulas, measurements or criteria, but members take into account the Company’s performance, individual executive performance and compensation levels paid by our peer group described above, as well as economic conditions in the Company’s market area.

Annual Cash Bonus—Pursuant to the Company’s Executive Cash Incentive Plan, annual cash bonuses are paid to executives as a percentage of base salary based on the achievement of certain Cash EPS goals and individual performance ratings. Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company’s executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year.

Stock-Based Awards—Stock-based awards granted to executive officers of the Company under our 2005 Stock Incentive Plan may be granted from time to time at the discretion of the CNG Committee upon recommendation from executive management. Because of the Company’s compensation philosophy of awarding long-term equity incentives (typically over a four to seven year period), the CNG Committee does not grant stock-based awards regularly on an annual or periodic basis. Other than to create performance incentives for executive officers, the CNG Committee will grant stock-based awards for recruiting and retention purposes. In considering whether to recommend the grant of an equity award and the size of the grant to be awarded, executive management considers, with respect to the executive officer, the salary level, the contributions expected toward the growth and profitability of the Company and survey data indicating grants made to similarly situated officers at comparable financial institutions. The CNG Committee decides whether to approve the grant of equity awards, and the terms of such grant, after discussion with executive management presenting the grant proposals. The Company has chosen to grant time-based and performance-based restricted stock in lieu of granting stock options as future incentive compensation. Historically, the Company’s executive officers typically have been granted performance-based restricted stock. However, certain of the Company’s executive officers have been granted time-based restricted stock as a result of the Company’s recruiting efforts.

401(k) Plan and Deferred Compensation Plan—Our 401(k) plan allows executives and other participants to defer a portion of their compensation, and provides a match of up to 4% of their base salaries, subject to IRS limitations. Our Deferred Compensation Plan allows executives and other key employees to defer up to 80% of their salary and up to 100% of their bonus or incentive compensation until termination or upon the occurrence of other specified events, and permits participants to elect to have deferred amounts deemed to be invested in various investment funds or Company common stock.

Change in Control Protection—The Company adopted a Change in Control Severance Plan, which provides for severance compensation for our executive officers in the event of termination without cause or for good reason within two years following a change in control. The purpose of the plan is to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by the current climate of bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. The plan is also intended to align executive and stockholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. In addition, under the Company’s 2005 Stock Incentive Plan, all granted equity awards fully vest upon a change in control. The Company determined that accelerated vesting was appropriate in this circumstance to attract and retain executives in light of the rapid consolidation within the banking sector.

2006 CEO and Executive Compensation.   The CNG Committee (and the Board, in the case of Mr. Quinn) reviewed and approved the compensation of Daniel M. Quinn, the CEO, and each of the other executive officers for 2006.

2006 CEO Arrangements.   In May 2006, the Company hired Daniel M. Quinn as CEO. In determining and approving Mr. Quinn’s compensation, the Board and CNG Committee considered Mr. Quinn’s level of qualifications and experience and the compensation of the Company’s existing executive officers. In addition, the Company’s management performed a comparative review of CEO compensation against the peer companies described above. It was the CNG Committee’s intent to position the base salary, annual bonus and stock-based award components of Mr. Quinn’s compensation generally at or above the median of this group but below the 75th percentile. The Company also entered into an employment agreement with Mr. Quinn, which provided certain severance benefits upon a covered termination of employment within two years following a change in control. The employment agreement was subsequently terminated in connection with the Company’s adoption of the Change in Control Severance Plan.

Mr. Eggemeyer, who stepped down as CEO in May 2006, elected not to receive any compensation for serving as CEO in 2006, in part because of his relationship with Castle Creek Financial LLC (see the Section entitled “Certain Relationships and Related Transactions” on page 31 of this Proxy Statement). When Mr. Eggemeyer stepped down as CEO, he started to receive fees as a non-management director of the Company in his capacity as Chairman of the Board.

2006 Base Salary.   The CNG Committee reviewed 2006 salaries in February 2006. The CNG Committee determined that 2006 base salaries for incumbent executive officers would remain at 2005 levels, taking into account that Committee’s goal that a substantial portion of each executive’s compensation be performance-based and noting that salary levels had been evaluated by an outside consultant in 2005.

2006 Annual Bonus.   The CNG Committee also determined 2006 participation levels and the annual Cash EPS target under our Executive Cash Incentive Plan in February 2006. Participation levels are expressed as a percentage of base salary for each of “threshold”, “target” and “maximum” performance. If the Company does not achieve at least threshold performance for a year, no bonus will be earned under the Plan. For 2006, target performance was established as discussed below, and threshold and maximum performance were set at 90% and over 100% of the Cash EPS target, respectively. Mathematical interpolation is used to calculate the bonus for achievement between the participation levels established below.

The following are the participation levels approved for the Company’s executive officers for 2006:

Achievement Level
Executive Officer(1)	Threshold Performance— 90% of Cash EPS Target	Target Performance— 100% of Cash EPS Target	Maximum Performance— Over 100% of Cash EPS Target
CEO(2)	50% of Base Salary	100% of Base Salary	200%
EVPs	40% of Base Salary	80% of Base Salary	CEO/Board Discretion
SVPs	20% of Base Salary	40% of Base Salary	CEO Discretion

(1)          Pursuant to their transition agreements described further below, Messrs. David Boyles and John Perkins became ineligible for a 2006 annual cash incentive bonus.

(2)          Applicable to only Mr. Quinn, with such amounts paid on a pro-rated basis (for his partial year service as CEO).

The CNG Committee set the annual Cash EPS target at a level that reflected the Company’s confidential, annual approved budget at the time the target was established. For 2006, the Company did not achieve threshold performance (90% Cash EPS target) for bonuses under the Executive Cash Incentive Plan. The CNG Committee, however, determined to award discretionary cash bonus awards to the executive officers based primarily on superior individual performance achievements in light of the various challenges faced by the Company and the executive officers in 2006, and for retention purposes. These bonuses were generally considerably lower than the 2006 threshold level bonuses provided for under Executive Cash Incentive Plan. However, Mr. Quinn was paid his target performance bonus (100% Cash EPS target) on a pro-rated basis (for his partial year service as CEO), which was guaranteed when he was hired as CEO in May 2006.

Stock-Based Awards.   The CNG Committee did not grant equity awards to any of the Named Executive Officers in 2006, other than Mr. Quinn. The CNG Committee granted Mr. Quinn 300,000 shares of performance-based restricted stock in connection with him being hired as CEO. See “2006 CEO Arrangements” above.

In 2005 and 2006, the CNG Committee made long-term incentive grants of time-based and performance-based restricted stock to other executives and key officers. The CNG Committee made these grants either to recruit or enhance retention of executives and key officers and in each case to provide additional incentives to such officers to improve performance and ultimately increase stockholder value.

The performance-based restricted stock grants vest, in whole or in part, based upon the achievement of Cash EPS targets and the attainment of a specified regulatory management rating, which achievement is evaluated annually. Upon meeting the threshold or initial Cash EPS target (assuming the regulatory rating is satisfied), 50% of the grant will vest. Thereafter, the grant will vest on a straight-line basis until either the grant fully vests or the grant expires. Any unvested shares of existing grants expire if not vested after applying the performance criteria for the year 2012. Upon vesting 50% of a specific grant, the recipient of the grant is entitled to receive dividends, if any, on both the vested and unvested shares underlying the grant at the same rate paid to stockholders generally. The restrictions on all the shares of performance-based restricted stock lapse, and the shares would immediately vest, upon a change in control of the Company. None of the performance-based restricted stock grants has vested, in part or in whole. The CNG Committee set the Cash EPS targets at a level that reflected the Company’s internal, confidential business plan at the time the targets were established (in 2005). The Company’s future earnings performance is inherently uncertain and is subject to a variety of risks, such as competitive and economic risks. We believe that, if the Company executes its current business plan successfully, the threshold target is likely to be achieved during the performance period, while the maximum target will require consistent superior performance.

The time-based restricted stock grants generally vest in thirds on each of the second, third and fourth anniversaries of the commencement of the vesting period (typically hire date or CNG Committee approval date), and the recipient of the grant is entitled to receive dividends, if any, only with respect to the underlying shares that vest.

2007 Executive Compensation.   The CNG Committee did not increase the executive officers’ base salaries for 2007. With respect to the Executive Cash Incentive Plan, the CNG Committee approved the following participation levels for the Company’s executive officers for 2007:

Achievement Level
Executive Officer	Threshold Performance— 90% of Cash EPS Target	Target Performance— 100% of Cash EPS Target	Maximum Performance— Over 100% of Cash EPS Target
CEO	50% of Base Salary	100% of Base Salary	Committee Discretion
Other Executive Officers	40% of Base Salary	80% of Base Salary	CEO/Committee Discretion

Mathematical interpolation is used to calculate the bonus for achievement between the participation levels established above. The CNG Committee set the 2007 Cash EPS target at a level that reflected the Company’s confidential, annual approved budget at the time the target was established. Based on prior experience, we view the target to be challenging, although we have a limited operating history as a combined company.

As of the date of this Proxy Statement, the CNG Committee has not made any stock award grants in 2007 to any of the Named Executive Officers.

Statement Regarding Deductibility.   Under Internal Revenue Code Section 162(m), the Company’s tax deduction may be limited to the extent total compensation paid to the CEO, CFO or to any of the other three most highly compensated executive officers exceeds $1 million in any one tax year. The deduction limit does not apply to payments that qualify as “performance-based” provided certain requirements are met, including receipt of stockholder approval. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance-based stock and performance-based stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The CNG Committee believes that all performance stock granted under the 2005 Stock Incentive Plan meet these conditions. Generally, it is the intent of the CNG Committee to structure the Company’s cash and stock-based compensation programs so that compensation payments and stock-based awards are tax deductible. However, the CNG Committee reserves the discretion to make payments or stock-based awards that are not tax deductible.

Compensation Committee Report

One of the roles of the CNG Committee is to review and approve the compensation of the Company’s chief executive officer and other executive officers. The Board has determined that each member of the CNG Committee is independent in accordance with the listing standards of NASDAQ. The CNG Committee operates under a charter that was amended as of October 24, 2006, a copy of which may be obtained on the Company’s website at http://www.cbhi.com under the section entitled “Corporate Governance.”

Management of the Company is responsible for the preparation, presentation and integrity of the Compensation Discussion and Analysis in this proxy statement.

The CNG Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, and subject to the limitations on the role and responsibility of the CNG Committee referred to above, the CNG Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By the Compensation, Nominating and
Governance Committee of the Board of Directors

Albert C. Yates, Chairman
Stephen D. Joyce
Kathleen Smythe

Executive Compensation

Summary Compensation

The following table sets forth the 2006 the compensation for the person who served as CEO or CFO during 2006 and for each of the three other most highly compensated executive officers of the Company during 2006. In addition, the following table includes one former executive officer who retired during 2006 and who would have otherwise been included as one of the three most highly compensated executive officers. These seven persons are referred to collectively as the “Named Executive Officers.”

2006 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
John M. Eggemeyer Former Chief Executive Officer and Current Chairman of the Board	2006	0	0	408,135	25,000	433,135
Daniel M. Quinn President and Chief Executive Officer	2006	281,250	283,562	608,003	30,690	1,203,505
Paul W. Taylor Executive Vice President and Chief Financial Officer	2006	250,000	62,500	149,222	26,642	488,364
David C. Boyles Former President and Chief Operating Officer	2006	400,000	0	0	806,014	1,206,014
Suzanne R. Brennan Executive Vice President, Operations	2006	200,000	50,000	246,108	25,294	521,402
Zsolt K. Besskó Executive Vice President, General Counsel and Secretary	2006	200,000	50,000	99,482	63,507	412,989
John W. Perkins Former President and Chief Executive Officer of Guaranty Bank and Trust Company	2006	132,840	0	0	509,393	642,233

(1)          Mr. Eggemeyer stepped down as CEO as of May 15, 2006. Mr. Quinn was appointed CEO as of May 16, 2006 and President as of January 1, 2007. Mr. Boyles retired from the Company as of December 31, 2006. Mr. Perkins retired from the Company as of June 30, 2006.

(2)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts, including a description of forfeitures during 2006, are included in footnote 2(k) and in the “Stock-based Compensation” section in footnote 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2007. The calculation of the amounts in the table above does not include an estimate of forfeitures related to service-based vesting conditions. With respect to Mr. Eggemeyer, the amount includes $397,927 relating to 200,000 shares of performance-based restricted stock granted to him in 2005 in his role as CEO of the Company and $10,208 relating to 1,976 shares of time-based restricted stock granted to him in 2006 in his role as a director of the Company. With respect to Mr. Quinn, the amount includes $596,889 relating to 300,000 shares of performance-based restricted stock granted to him in 2006 in his role as CEO of the Company and $11,114 relating to 1,852 shares of time-based restricted stock granted to him in 2005 in his role as a director of the Company.

(3)          The amount reported above for Mr. Eggemeyer is his director fees earned or paid in cash. Mr. Eggemeyer’s director compensation commenced as of May 16, 2006, after stepping down as CEO. The amount reported above for Mr. Quinn includes $13,450 in director fees earned or paid in cash prior to becoming CEO. The following table sets forth the other components of all other compensation reported above for the Named Executive Officers.

2006 All Other Compensation

Name	Perquisites / Personal Benefits ($)(a)	Relocation ($)(b)	Company Contributions to 401(k) Plan ($)	Severance Payments / Accruals ($)	Total ($)
Daniel M. Quinn	8,440	—	8,800	—	17,240
Paul W. Taylor	17,842	—	8,800	—	26,642
David C. Boyles	6,014	—	0	800,000	806,014
Suzanne R. Brennan	17,294	—	8,000	—	25,294
Zsolt K. Besskó	15,562	39,945	8,000	—	63,507
John W. Perkins	4,079	—	5,314	500,000	509,393

(a)          The amounts reported above relate to the following perquisites or personal benefits: car allowance or personal use of a company car, premiums for executive long-term disability insurance (other than Mr. Quinn), parking and cell phone.

(b)         Represents reimbursement for taxes payable by Mr. Besskó as a result of relocation benefits received in 2005.

(4)          The amount reported above for Mr. Eggemeyer includes his total director compensation of $35,208. The amount reported above for Mr. Quinn includes his total director compensation of $24,564.

Equity and Non-Equity Incentive Compensation

In 2005, the Board of Directors and the Company’s stockholders approved the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan provides for grants of stock options, restricted stock awards, restricted stock unit awards, performance stock awards, stock appreciation rights (“SARs”) and other equity-based awards for high levels of individual performance and the Company’s improved financial performance. Under the 2005 Plan, the total number of shares of common stock subject to awards may not exceed 2,500,000. Further information relating to shares of the Company’s common stock that may be issued under the Company’s 2005 Plan is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

On an annual basis, the CNG Committee determines and approves a performance measure(s) and target(s) for the Executive Cash Incentive Plan. Please refer to the “Compensation Discussion and Analysis” Section above for a discussion of the Company’s Executive Cash Incentive Plan.

The following three tables present, with respect to the Named Executive Officers, plan-based grants made in 2006, outstanding equity awards at the end of 2006 and stock vested in 2006.

2006 Grants of Plan-Based Awards

		Opportunity Under Annual Non-Equity Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)	Value of Stock Awards ($)
Daniel M. Quinn	N/A	283,562	283,562	567,124	—	—	—	—
	5/16/2006	—	—	—	150,000	300,000	300,000	3,240,000
Paul W. Taylor	N/A	100,000	200,000	200,000	—	—	—	—
Suzanne R. Brennan	N/A	80,000	160,000	160,000	—	—	—	—
Zsolt K. Besskó	N/A	80,000	160,000	160,000	—	—	—	—

(1)          This portion of the table covers the Company’s Executive Cash Incentive Plan. In 2006, the performance threshold was not met. Mr. Quinn was guaranteed a pro-rated bonus of $283,562 when he was hired as CEO in May 2006. Pursuant to their transition agreements described further below, Messrs. David Boyles and John Perkins became ineligible for a 2006 annual cash incentive bonus.

(2)          Under the Company’s Executive Cash Incentive Plan for 2006, the Board’s CNG Committee or the CEO had the ability to award, at its or his discretion, the Named Executive Officers other than the CEO an amount exceeding the possible payouts listed above if the performance target under the plan was exceeded.

(3)          Mr. Quinn was granted 300,000 shares of performance-based restricted stock. Please refer to the “Compensation Discussion and Analysis” Section above for a discussion of the performance targets, vesting, the applicability of dividends and other terms regarding such an award.

2006 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
	Number of Shares of	Market Value of Shares of	Performance Based Equity Incentive Plan Awards:
Name	Stock That Have Not Vested (#)(1)	Stock That Have Not Vested ($)	Number of Unearned Shares (Unvested) (#)(2)	Market Value of Unearned Shares (Unvested) ($)
John M. Eggemeyer	1,976	18,693	100,000	946,000
Daniel M. Quinn	N/A	N/A	150,000	1,419,000
Paul W. Taylor	N/A	N/A	37,500	354,750
David C. Boyles	N/A	N/A	N/A	N/A
Suzanne R. Brennan	33,333	315,330	12,500	118,250
Zsolt K. Besskó	N/A	N/A	25,000	236,500
John P. Perkins	N/A	N/A	N/A	N/A

(1)          The 1,976 shares of time-based restricted stock held by Mr. Eggemeyer were awarded to him in his capacity as a director of the Company. With respect to Ms. Brennan’s 33,333 shares of time-based restricted stock, 16,666 shares vest on May 31, 2007 and 16,667 shares vest on May 31, 2008.

(2)          Represents shares of performance-based restricted stock at the “threshold” performance level. Each of Mr. Eggemeyer, Mr. Quinn, Mr. Taylor, Ms. Brennan and Mr. Besskó hold a total of 200,000, 300,000, 75,000, 25,000 and 50,000, respectively, of performance-based restricted stock, none of which has vested. Please refer to the “Compensation Discussion and Analysis” Section above for a discussion of the performance targets, vesting, the applicability of dividends and other terms regarding such awards.

2006 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Suzanne R. Brennan	16,667	181,670

Deferred Compensation

The Company maintains a Deferred Compensation Plan, effective as of June 30, 2005, for a select group of management or highly compensated employees and non-employee members of the Board. The plan, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The plan allows the participants to defer up to 80% of their salary and up to 100% of their bonus or incentive compensation, and up to 100% of cash fees in the case of directors, until termination or upon the occurrence of other specified events (e.g., disability, previously specified dates, and unforeseeable emergencies). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. These provisions are intended to ensure compliance with recent tax laws and, the plan allowed for modifications outside those limitations during 2006 to the extent permitted by the regulations implementing the tax law changes. The plan permits participants to elect to have deferred amounts deemed to be invested in a variety of publicly available, unaffiliated mutual funds or Company common stock (deemed investments in Company common stock may not be reallocated to other deemed investments). The plan does not guarantee any minimum rate of return. Participation in the plan is voluntary and participants may change their elections annually, or otherwise as permitted by the plan and applicable regulations governing the deferred tax treatment of the plan. The Company pays all applicable fees and expenses relating to the administration of the plan and may, in its sole discretion, make additional contributions to participants’ accounts. No such contributions were made to the accounts of named executive officers in 2006.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Paul W. Taylor	130,000	—	(148,126)	—	600,374
Suzanne R. Brennan	50,000	—	(1,978)	—	48,022
Zsolt K. Besskó	89,250	—	(552)	—	88,698

(1)          The contributions reported above are related to the deferral of bonuses paid in 2006 but attributable to 2005 compensation. Accordingly, these amounts are not reflected in the Summary Compensation Table on page 22 of this Proxy Statement.

(2)          With respect to Mr. Taylor, $130,000 of the balance reported above was reported as bonus compensation for 2005 in the Company’s Summary Compensation Table in the 2006 Proxy Statement.

Potential Payments on Termination or Change in Control

Management Transition Arrangements.   In May 2006, the Company entered into transition agreements with each of Messrs. Boyles and Perkins, pursuant to which Mr. Perkins retired as of June 30, 2006 and Mr. Boyles retired as of December 31, 2006. The transition agreements amended and supplemented the then effective employment agreements for each of Messrs. Boyles and Perkins. Mr. Boyles’ employment agreement provided that if at the time of expiration of the agreement (December 31, 2006) Mr. Boyles remained in the Company’s employment, and the Company did not renew his employment agreement or enter into a new employment agreement with him, the Company could elect either to pay Mr. Boyles $800,000 or relieve him of his non-competition and non-solicitation obligations under the employment agreement. The Company elected to pay Mr. Boyles $800,000. Accordingly, Mr. Boyles remains subject to the non-competition and non-solicitation obligations under his employment agreement through December 31, 2008. Mr. Perkins’ employment agreement contained a similar provision, and the Company elected to pay Mr. Perkins $500,000 (the amount required by the employment agreement) instead of relieving him of his non-competition and non-solicitation obligations under the employment agreement. Accordingly, Mr. Perkins remains subject to the non-competition and non-solicitation obligations under his employment agreement through June 30, 2008. In addition, under their respective agreements, Messrs. Boyles and Perkins are each entitled to 24 months’ medical and dental benefits continuation at the Company’s expense. The present value of the continued coverage of medical and dental benefits for each of Messrs. Boyles and Perkins, as of the date of their respective retirements, is $18,162 and $27,337, respectively (based on a 5.89% discount rate and an assumed annual COBRA rate of $9,759 per year for Mr. Boyles and $14,689 for Mr. Perkins).

Change in Control Severance Plan.   In December 2006, the Company adopted a Change in Control Severance Plan (CIC Plan), of which Messrs. Quinn, Taylor and Besskó and Ms. Brennan and the other executive officers of the Company are participants. As a condition to adopting the plan, each of Messrs. Quinn, Taylor and Besskó and Ms. Brennan agreed mutually with the Company to terminate his or her respective employment agreement.

The CIC Plan is a “double trigger” program, meaning payments are made only if the employee is terminated without cause or for good reason within the two years following a change in control. Under those circumstances, the Company will (i) provide or pay, as the case may be, the participant (A) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (B) a designated multiple of the participant’s annual compensation (annual base salary plus the average annual bonus for the two most recent years) and (ii) provide the participant and his or her dependents with medical, dental and vision coverage for the number of years corresponding to the participant’s severance multiple, unless the participant obtains other health coverage. If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, then the Company will pay to the participant an amount as specified in the CIC Plan, subject to a potential severance cutback (i.e., if the amounts payable to the participant do not exceed 110% of the greatest amount that could be paid to him without triggering the excise tax, then the amount payable will be reduced to that amount). In consideration for the severance, a participant will be subject to a non-solicitation covenant following any termination of his or her employment for the number of years corresponding to the participant’s severance multiple. In addition, any participant with a severance multiple greater than 2 will be subject to a non-competition covenant for two years following any termination of his or her employment. Mr. Quinn has a severance multiple of 3 and each of Mr. Taylor, Ms. Brennan, Mr. Besskó and the other executive officers has a severance multiple of 2. The Plan is administered by the Company’s Compensation, Nominating and Governance Committee. Under the CIC Plan:

•       a “Change in Control” generally means (1) a change in the majority control of the Company; (2) a change in the majority (two-thirds under the 2005 Stock Incentive Plan) control of the Company’s

Board of Directors; or (3) the consummation of certain business combinations, including a reorganization, merger or consolidation, or the sale of all or substantially all of the assets of the Company, if the Company’s shareholders do not hold at least 55% (70% under the 2005 Stock Incentive Plan) of the combined voting power of the resulting company and the existing directors do not constitute at least half (two-thirds under the 2005 Stock Incentive Plan) of the board of directors of the resulting company.

•       “Good Reason” generally means (1) the executive is assigned duties inconsistent with his position and present responsibilities; (2) the executive’s base salary is reduced or benefits are significantly reduced; (3) the executive is terminated other than for Cause (see below); or (4) the executive is required to be based more than 30 miles from the location of his place of employment immediately before the Change in Control, except for normal business travel in connection with his duties with the Company. Isolated, insubstantial and inadvertent actions, taken in good faith and fully corrected by the Company before the date of termination do not generally constitute Good Reason.

•       “Cause” generally refers to (1) an executive’s intentional, continued failure to perform his duties for reasons other than physical or mental illness; (2) an intentional illegal act or gross misconduct demonstrably injurious to the Company to more than a minimal extent; (3) an intentional act of fraud, embezzlement or theft in connection with the business of the Company; (4) a felony or a misdemeanor involving moral turpitude; or (5) an intentional breach of corporate fiduciary duty involving personal profit.

2005 Stock Incentive Plan.   Under the 2005 Stock Incentive Plan, any unvested equity awards fully vest on a change in control. No termination of employment is required. The differences between the definition of “Change in Control” under the 2005 Stock Incentive Plan and the definition under the CIC Plan are noted in the first bullet point above.

Employee Severance Pay Plan.   This plan generally provides certain benefits to both salaried and hourly part-time and full-time employees (“eligible employees”) whose employment is involuntarily terminated because of layoffs, permanent reductions in force, cutbacks in business, the discontinuance of all or any part of the Company’s operations or the elimination of an eligible employee’s job resulting from a change in the company’s business (organizational or otherwise) or from the Company’s acquisition of, or merger with, another financial institution. Benefits provided under the plan include a (i) basic severance benefit in which eligible employees receive compensation equal to one pay period based on, for salaried employees, the employee’s weekly base salary or, for hourly employees, the employee’s hourly wage multiplied by the number of hours that employee is schedule to work; and (ii) a supplemental severance benefit. The supplemental severance benefit provides employees with less than one year of continuous service with four weeks of salary, and employees with one or more year of continuous service with four weeks of salary and one additional week of salary for each full year of service beginning with the first year. In addition, the plan provides eligible employees at the senior vice president level with a minimum severance payment of twelve weeks and eligible employees at the executive vice president level with a minimum severance payment of sixteen weeks. This plan is not available to executive officers to the extent they are covered by the CIC Plan.

Generally Available Benefits and Deferred Compensation.   The Company provides limited termination benefits on a non-discriminatory basis to salaried employees generally. These payments and benefits include accrued salary and vacation pay and distributions of previously vested plan balances under the Company’s 401(k) plan. Under the Company’s 401(k) plan, upon a change in control, any unvested Company contributions would fully vest. In addition, termination could result in distributions of balances under the Company’s Deferred Compensation Plan, which are fully vested. See the Nonqualified Deferred Compensation table on page 25 of this Proxy Statement.

Quantification of Potential Termination Payments.   The following table sets forth the potential payments that may be made to Named Executive Officers (other than with respect to Messrs. Boyles and Perkins, which are described above) upon a termination or in connection with a change in control. The amounts reflected in the table below are based on the assumptions that the Named Executive Officer was terminated on December 31, 2006 or, in the case of stock awards, a change in control occurred as of December 31, 2006.

Name	Target Annual Bonus ($)(1)	Severance ($)(1)	Continuation of Medical/Welfare Benefits ($)(1)	Excise Tax Payment ($)(1)	Acceleration of Unvested Stock Awards ($)(2)	Total ($)
Daniel M. Quinn
Voluntary Termination	0	0	0	0	0	0
Involuntary Termination before Change in Control	0	138,462	0	0	0	138,462
Change in Control	0	0	0	0	2,838,000	2,838,000
Termination without Cause or for Good Reason after Change in Control	283,562	2,700,000	31,793	2,853,268	2,838,000	8,706,623
Paul W. Taylor
Voluntary Termination	0	0	0	0	0	0
Involuntary Termination before Change in Control	0	76,923	0	0	0	76,923
Change in Control	0	0	0	0	709,500	709,500
Termination without Cause or for Good Reason after Change in Control	200,000	780,000	26,521	695,250	709,500	2,411,271
Suzanne R. Brennan
Voluntary Termination	0	0	0	0	0	0
Involuntary Termination before Change in Control	0	61,538	0	0	0	61,538
Change in Control	0	0	0	0	551,830	551,830
Termination without Cause or for Good Reason after Change in Control	160,000	720,000	18,518	485,328	551,830	1,935,676
Zsolt K. Besskó
Voluntary Termination	0	0	0	0	0	0
Involuntary Termination before Change in Control	0	61,538	0	0	0	61,538
Change in Control	0	0	0	0	473,000	473,000
Termination without Cause or for Good Reason after Change in Control	160,000	704,000	21,804	568,451	473,000	1,927,255

(1)          The amounts shown in the first four columns of the above table in the “Termination without Cause or for Good Reason after a Change in Control” row are based on the following assumptions and provisions of the CIC Plan:

•       Covered terminations.   The table assumes a termination of employment that is eligible for severance under the terms of the CIC Plan, based on the named executive’s compensation and benefits at December 31, 2006. Eligible terminations include an involuntary termination for reasons other than cause, or a voluntary termination by the executive for good reason, within two years following the change in control.

•       Target annual bonus.   Represents the target annual bonus for 2006 (pro rated for Mr. Quinn). This payment would be a lump sum payment. If the Named Executive Officer would be terminated at any other time during the year, the target annual bonus would be pro-rated through the date of termination.

•       Cash severance payment.   Represents two times (three times for Mr. Quinn) the sum of 2006 annual base salary and the average annual bonus for the two most recent years. This payment would be a lump sum payment.

•       Continuation of medical and welfare benefits.   Represents the present value of the CIC Plan’s guarantee for two years (three years for Mr. Quinn) following a covered termination of continued coverage equivalent to the Company’s current active employee medical, dental and vision benefits. The following standard actuarial assumptions were used to calculate each individual’s medical and welfare benefits: a 5.89% discount rate and an assumed annual COBRA rate of $11,716 per year for each of Messrs. Quinn and Besskó, $14,251 for Mr. Taylor and $9,951 for Ms. Brennan.

•       Excise tax payment.   Upon a change in control, participants in the CIC Plan may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code. Under the CIC Plan, the Company has agreed to reimburse the affected participants for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the excise taxes, subject to a potential 10% severance cutback. The amounts in the table are based on an excise tax rate of 20% and a 35% federal income tax rate net of state benefit plus a 1.45% Medicare tax rate and 4.63% state income tax rate.

(2)          Amounts represent unvested restricted stock. On a change in control, all equity awards under the 2005 Stock Incentive Plan would fully vest. No termination of employment is required to receive this benefit.

(3)          The values provided in the “Involuntary Termination before Change in Control” row assume that (i) the executive met all relevant criteria under the Employee Severance Pay Plan (described above); (ii) the termination occurred on December 31, 2006; and (iii) the executive received the 16-week minimum severance payment. The plan is not available to the executive to the extent he or she is covered by the CIC Plan.

Director Compensation

Director compensation is reviewed by the CNG Committee, which recommends director compensation to the Board for approval. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. The Company’s Corporate Governance Guidelines provide that a peer review of director compensation be conducted every two to three years. In 2005, the CNG Committee hired an outside compensation consultant, ECG Advisors, LLC, to conduct a competitive review of our director compensation program. The consultant analyzed the program against the same peer group of companies as those used for the review of our executive compensation program. Based upon that review, the Company approved the following director compensation:

•       Each non-management director is paid an annual cash retainer of $20,000 (except that the Chairman of the Board is paid $30,000), and a cash attendance fee of $1,500 for each board meeting attended.

•       Committee chairs receive an additional annual cash retainer, $10,000 in the case of the Audit Committee, $5,000 in the case of the CNG Committee and $5,000 in the case of the Corporate Risk Committee, to the extent such chair is a non-management director. Non-management directors receive a cash attendance fee of $500 per committee meeting.

•       Each non-management director is entitled to receive an annual grant of time-based restricted stock having a value equal to $20,000. In general, stock grant amounts are based on the closing price of the Company’s common stock on the date of the Annual Meeting of Stockholders and will vest on the date immediately preceding the next Annual Meeting of Stockholders.

•       Directors are reimbursed for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees.

•       Directors have the option of participating in the Company’s Deferred Compensation Plan, which is further described above in this Section under “Deferred Compensation” on page 25 of this Proxy Statement.

2006 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
G. Hank Brown	25,332	11,114	—	36,446
Edward B. Cordes	43,424	21,322	—	64,746
John M. Eggemeyer	25,000	10,208	—	35,208
William R. Farr	34,500	21,322	—	55,822
Stephen D. Joyce	35,500	20,926	—	56,426
Richard McClintock	14,550	11,114	—	25,664
Daniel M. Quinn	13,450	11,114	—	24,564
Stephen B. Shraiberg	36,000	21,322	—	57,322
Kathleen Smythe	9,000	4,914	—	13,914
Matthew P. Wagner	43,576	21,322	—	64,898
Albert C. Yates	36,038	21,322	—	57,360

(1)          Mr. Brown resigned from the Board effective September 1, 2006. Mr. McClintock resigned from the Board effective June 13, 2006. Ms. Smythe was appointed to the Board effective October 1, 2006. Mr. Eggemeyer started to receive director compensation after he stepped down as CEO in May 2006. Mr. Quinn stopped receiving director compensation when he was appointed CEO in May 2006. The director compensation for each of Messrs. Eggemeyer and Quinn is also reflected in the Summary Compensation Table on page 22 of this Proxy Statement.

(2)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts, including a description of forfeitures during 2006, are included in footnote 2(k) and in the “Stock-based Compensation” section in footnote 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2007. The calculation of the amounts in the table above does not include an estimate of forfeitures related to service-based vesting conditions. Each of Messrs. Cordes, Eggemeyer, Farr, Joyce, Shraiberg, Wagner and Yates had 1,976 shares of time-based restricted stock outstanding at December 31, 2006. Ms. Smythe had 1,550 shares of time-based restricted stock outstanding at December 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to (i) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the independent auditors and the Company’s internal audit function; (ii) decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (iii) prepare this Report. The Board has determined, upon recommendations from the CNG Committee, that each member of the Audit Committee is financially literate and that Mr. Edward B. Cordes is qualified as an audit committee financial expert, in each case in accordance with the rules of the SEC and the listing standards of NASDAQ.

The Audit Committee operates pursuant to a written charter that was amended as of October 24, 2006. A copy of the Audit Committee charter may be obtained on the Company’s website at http://www.cbhi.com under the section entitled “Corporate Governance”. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for 2006 be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Matthew P. Wagner, Chairman
Edward B. Cordes
Stephen B. Shraiberg

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related-Party Transactions Policy

The Company’s Board of Directors has adopted a written policy (“Policy”) governing the approval of Related-Party Transactions. “Related-Party Transactions” include any transaction, or any amendment or modification to a transaction, involving a director or director nominee, executive officer, a 5% stockholder of the Company or any person known by the Company to be an immediate family member of any of the foregoing individuals that would need to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC. Such transactions do not include, however, indemnification payments or compensation paid to directors and executive officers for their services as directors and executive officers. The Policy prohibits all Related-Party Transactions, unless they are approved or ratified by the CNG Committee in accordance with the Policy. Under the Policy, the Legal Department, in consultation with management and outside counsel, analyzes all potential Related-Party Transactions brought to the attention of the Company to determine whether they constitute Related-Party Transactions. If the Legal Department determines a transaction constitutes a Related-Party Transaction, the CNG Committee will then review the transaction to determine whether to approve or ratify it. In making its determination, the CNG Committee considers several factors including, but not limited to, whether the terms of the Related-Party Transaction are fair to the Company; whether the Company has compelling business reasons to enter into the transaction; whether the transaction will impair the independence of an outside director; and whether the transaction presents an improper conflict of interest for any directors or executive officers of the Company. Members of the CNG Committee having an interest in a transaction under review must abstain from voting on the approval of the Related-Party Transaction, but may, if the Chairperson of the CNG Committee so requests, participate in the CNG Committee’s discussions of the transaction.

Certain Relationships and Related-Party Transactions

In November 2006, the Company amended and restated its agreement with Castle Creek Financial LLC pursuant to which Castle Creek is engaged as the exclusive financial advisor to the Company and any entities the Company may form, acquire or invest in, in connection with any effort by the Company to acquire or invest in other financial institutions, effect a sale of the Company or a material amount of the Company’s assets or pursue a financing or recapitalization transaction. Either party may terminate the agreement at any time upon 30 days written notice without penalty. John M. Eggemeyer, the Company’s Chairman of the Board, is also a co-founder and chief executive of Castle Creek. In 2006, the Company did not pay any fees to, or reimburse any expenses of, Castle Creek.

Mr. Eggemeyer’s brother is a financial advisor with Piper Jaffray & Co. In 2006, the Company purchased investment securities in the normal course of business through Piper Jaffray, pursuant to which Mr. Eggemeyer’s brother earned commissions. The commissions earned by Mr. Eggemeyer amounted to less than $5,000.

The Company’s subsidiary, Centennial Bank of the West, is party to a lease agreement with Stagecoach Stop, LLC pursuant to which it leases from Stagecoach a building housing one of its branches. William R. Farr, a director of the Company, is the manager of and holds a 16.67% interest in Stagecoach. Pursuant to the lease, Centennial Bank of the West paid Stagecoach rent in the aggregate amount of approximately $155,100 in 2006. The lease expires on December 31, 2011, with an option to renew for a five-year term.

Centennial Bank of the West is party to a lease agreement with American Eagle Investments, LLC pursuant to which it leases from American Eagle a building housing one of its branches. Mr. Farr is the manager of and holds a 14.286% interest in American Eagle. G. Hank Brown, during his service as a director of the Company (Mr. Brown resigned as of September 1, 2006), was a member of and held a 14.286% interest in American Eagle. Pursuant to the lease, Centennial Bank of the West paid American

Eagle rent in the aggregate amount of approximately $378,121 in 2006. The lease expires on June 30, 2012, with an option to renew for two five-year terms.

The Company has in the past received and may continue to receive services from Farr Interior Designs, the sole owner of which is the wife of Mr. Farr. In 2006, payments made to Farr Interior Designs did not exceed the $120,000 threshold under Item 404(a) of Regulation S-K.

The Company has in the past received and may continue to receive services from St. Vrain Perkins Design Inc., a design and construction firm, the sole owner of which is Denise St. Vrain-Perkins. Ms. St. Vrain-Perkins is the wife of John W. Perkins, the former President and Chief Executive Officer of Guaranty Bank who retired as of June 30, 3006. In 2006, the Company made payments to St. Vrain Perkins Design Inc. in the aggregate amount of approximately $186,560 for services provided in the ordinary course of business on arm’s length terms.

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with the Company’s subsidiary banks in the ordinary course of business in 2006. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with persons not related to the Company. These transactions did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects its subsidiary banks to have banking transactions with such persons in the future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of KPMG LLP as the independent registered public accountant to audit the financial statements of the Company for 2007. Representatives from KPMG LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

The following is a description of fees paid or payable by the Company to KPMG LLP relating to the audit of the Company’s 2006 and 2005 consolidated financial statements and the fees for other professional services billed to the Company by KPMG LLP during 2006 and 2005:

Audit Fees:  The following table sets forth the audit fees for 2006 and 2005:

Audit Services	2006	2005
Audit of consolidated financial statements	$1,065,000	$762,800
Review of quarterly financial statements	$121,000	$120,000
Review of registration statements and issuance of consents	$52,252	$206,810
Total audit fees	$1,238,252	$1,089,610

Audit-Related Fees:   Audit-related fees include fees for acquisition-related due diligence services. The aggregate audit-related fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005 totaled $0 and $38,000, respectively.

Tax Fees:   Tax fees include fees for corporate tax compliance and consultation services. The aggregate tax fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005 totaled $7,000 and $71,470, respectively.

All Other Fees:   No other fees were billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005.

Pre-Approval Policies and Procedures:   The Audit Committee requires advance approval by the Audit Committee of all audit, audit-related, tax services and all other services performed by the independent auditor. Since becoming a public company, the Audit Committee has pre-approved all audit services, non-audit services, audit-related services and tax services performed for the Company by KPMG LLP. In approving any non-audit services, the Audit Committee considered whether the provision of the services would be compatible with maintaining KPMG LLP’s independence. The Audit Committee has delegated to its Chair the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of its directors, executive officers and 10% stockholders failed to file on a timely basis reports required by Section 16(a) during 2006.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the Meeting. If, however, any other matters of which management is now unaware properly come before this Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the Proxy.

Stockholder Proposals and Director Nominations—2008 Annual Meeting

Business must be properly brought before an annual meeting in order to be considered by stockholders. To be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company’s Secretary (at the address indicated below) no later than December 2, 2007 and must satisfy the requirements of Rule 14a-8 of Regulation 14A of the SEC proxy rules. Any stockholder proposal submitted for inclusion in the Company’s proxy materials will be subject to the rules and regulations of the SEC concerning stockholder proposals.

With respect to any stockholder proposals to be submitted for the 2008 Annual Meeting of Stockholders, but not included in the Company’s proxy statement, the Company’s Bylaws require that a proposal must be delivered to the Company’s Secretary (at the address indicated below) no earlier than January 9, 2008 and no later than February 8, 2008 and must satisfy the requirements under Article I, Section 10 of the Company’s Bylaws.

Pursuant to Section 10 of Article I of the Company’s Bylaws, nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors by delivering a notice in writing to the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the annual meeting of stockholders for the preceding year. Director nominations proposed by stockholders for the 2008 Annual Meeting of Stockholders must be delivered to the Company’s Secretary (at the address indicated below) no earlier than January 9, 2008 and no later than February 8, 2008.

Pursuant to the Company’s Bylaws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•       The stockholder’s name, address and beneficial ownership of shares of the Company, including evidence of ownership of such shares and entitlement to vote such shares for the election of directors at the annual meeting,

•       The name and age of the person(s) to be nominated,

•       The business address, residential address and principal occupation or employment of each nominee during the past five (5) years, and the other information required by Items 401(e) and (f) of Regulation S-K under the Securities Exchange Act of 1934,

•       The nominee’s signed consent to serve as a director of the Company, if elected,

•       The number of shares of the Company’s stock beneficially owned by each nominee,

•       A description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is to be made, and

•       Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company’s Bylaws specifying the above requirements will be furnished to any stockholder upon written request to the Secretary at the following address:

Centennial Bank Holdings, Inc.
Attention:  Zsolt K. Besskó, Secretary
1331 Seventeenth Street, Suite 300
Denver, Colorado  80202

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Company’s Secretary at the address set forth above. The Board of Directors has adopted a process for handling correspondence received by the Company and addressed to members of the Board. Under that process, the Secretary of the Company reviews all such correspondence and forwards to the Board (or specific members of the Board, as appropriate) a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof, or that he or she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s General Counsel, the chair of the Audit Committee and other members of the Company’s management review committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include the ability to post reports anonymously via an Internet-based tool or directed “hotline” available to employees for purposes of reporting alleged or suspected wrongdoing. The procedures for handling communications with the Board of Directors and for handling complaints may be obtained on the Company’s website at http://www.cbhi.com under the section entitled “Corporate Governance”.

INCORPORATION BY REFERENCE

The sections in this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit Committee” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

DETACH PROXY CARD HERE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” ALL OF THE BOARD OF DIRECTORS’ NOMINEES.

1.                  To elect as directors of the Company the nominees set forth below.

ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS

* EXCEPTIONS INSTRUCTION:To withhold authority to vote for any individual nominee, line through or otherwise strike out nominee’s name in the list below:

Nominees:	01 Edward B. Cordes, 02 John M. Eggemeyer, III, 03 William R. Farr, 04 Stephen D. Joyce, 05 Daniel M. Quinn, 06 Stephen B. Shraiberg,
07 Kathleen Smythe 08 Matthew P. Wagner and 09 Albert C. Yates

2.                  To act upon any other business and matters that may properly come before the meeting or any adjournment or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY MAILING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature:		Signature:
	Title:		Title:

Dated:	, 2007	Dated:	, 2007

NOTE: Please sign EXACTLY as name appears on this Proxy. Joint owners should each sign. Attorneys-in-fact, executors,
administrators, trustees, guardians or entity officers should give
FULL title. This Proxy shall be valid and may be voted regardless of the form of signature however.

Please Detach Here

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

DETACH PROXY CARD HERE

PROXY

CENTENNIAL BANK HOLDINGS, INC.

PROXY FOR THE MAY 8, 2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, dated March 28, 2007, and hereby appoints Daniel M. Quinn, Paul W. Taylor and Zsolt K. Bessko, and each of them, the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Centennial Bank Holdings, Inc. (the “Company”) which the undersigned is entitled to vote, for the matters indicated below in the manner designated below, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other business or matters as may properly come before the meeting or any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed, on the other side)